EXHIBIT (a)(1)(E)
PERSONALIZED OPTION ADDENDUM
     Name: INSERT
     The information below is your personalized addendum containing information regarding your eligible option(s).
Eligible Option Grant(s) as of November 16, 2006

Grant Date	Grant Number	Exercise Price	Outstanding Options
INSERT	INSERT	$INSERT	INSERT
     Amended Option Grant(s) as of the Amendment Date

Grant Date	Grant Number	Exercise Price	Outstanding Options
INSERT	INSERT	$INSERT	INSERT
     Calculation of Your Cash Payment
     For each option amended pursuant to the offer, you will receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option in the manner described below.

Original Exercise Price:	$INSERT
New Exercise Price:	$INSERT
Cash Payment per Eligible Share:	$INSERT
Total Cash Payment:	$INSERT
     As of January 2, 2007, the Company will promptly pay you any cash payment provided for above, less any applicable tax withholding.
You should direct questions regarding your eligible option(s) contained in this document to Tammy Honnas at:

Tammy Honnas
Amkor Technology, Inc.
Phone: (480) 821-2408
E-mail: 409A@amkor.com